Exhibit 99.1

Ampio forms Luoxis Diagnostics to Commercialize ORP Technology

GREENWOOD VILLAGE, Colo., February 11, 2013 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (AMPE), a biopharmaceutical company focused on developing drugs to treat prevalent inflammatory diseases, such as osteoarthritis (OA) and diabetic macular edema (DME), announced the incorporation and initiation of operations of Luoxis Diagnostics, a subsidiary of Ampio that will initially be funded through a private placement, with Ampio maintaining approximately 80% ownership post financing. Josh Disbrow, Ampio’s Chief Operating Officer, will assume the role of Chief Executive Officer of Luoxis. Details about the private placement will follow in the near future.

Ampio CEO, Michael Macaluso, noted “The Oxidation Reduction Potential (ORP) diagnostic device and its patent portfolio has been “carved out” to become the lead asset of Luoxis Diagnostics, an in-vitro diagnostics company focused on the development and commercialization of diagnostics utilizing the company’s ORP technology platform to indicate disease severity and progression across a wide range of critical and chronic illnesses. The ORP platform is a valuable asset in which the development of the “point-of-care” reader and disposable testing strips have been completed and multiple clinical trials with stored blood samples from patients with various diseases are underway. Luoxis now needs its own management and financing to launch a comprehensive effort to assure the success of its commercial launch” said Ampio Chairman and Chief Executive Officer Michael Macaluso.

Mr. Disbrow, Luoxis’s CEO, further explained the strategy “Ampio is a pharmaceutical company mainly focused on treatments for inflammatory diseases. Now, by carving out the diagnostics program and arming it with dedicated management and funding we are accomplishing two main goals that will benefit AMPIO shareholders:

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Ampio’s management and resources will be totally focused on advancing our lead therapeutic compounds, Ampion™ and Optina™ through pivotal clinical trials in the United States and securing commercialization partners world-wide for the Zertane™ sexual dysfunction drug portfolio.

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A key Ampio asset, the ORP Platform, will be commercialized more rapidly to become a provider of world-class diagnostic testing systems while retaining a majority ownership of Luoxis for our existing Ampio shareholders.”

About Luoxis Diagnostics

Luoxis Diagnostics is an in-vitro diagnostics company focused on the development and global commercialization of a “point of care” hand held device and disposable strips that measures, from a single drop of blood, the presence of oxidative stress and anti-oxidant reserves in a patient. ORP is an important measure in the detection of both critical and chronic illnesses, and is a novel marker of patient morbidity across a wide range of diseases and conditions. There are numerous clinical indications for this homeostatic parameter for which there is no currently available test.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company focused on the rapid development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. It aims to provide medicines to improve the health and quality of life of patients with minimal side effects. Ampio is developing compounds that decrease inflammation by 1) inhibition of specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level 2) activation of a specific phosphatase or depletion of the available phosphate needed for the inflammation process and 3) decreasing vascular permeability-an upstream event in the inflammation cascade. For more information visit: www.ampiopharma.com

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, successful commercialization and marketing of Zertane™ and the combination drug in Korea, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact: Rick Giles, Investor Relations, Ampio Pharmaceuticals, Inc. 720-437-6500